Exhibit 99.1

FOR RELEASE AT 4:15 PM EST ON TUESDAY, DECEMBER 18, 2012

KODIAK OIL & GAS CORP. ANNOUNCES 2013 CAPITAL BUDGET & PROVIDES 2013 SALES VOLUMES GUIDANCE

•                  $775 MILLION CAPEX CONTEMPLATES  75  NET WELLS, INCLUDING $35 MILLION FOR  EXPENDITURES OTHER THAN DRILLING AND COMPLETIONS

•                  2013 FULL-YEAR AVERAGE DAILY SALES VOLUMES OUTLOOK OF ~29,000 TO 31,000 BOE/D AND 2013 EXIT RATE OF ~38,000 TO 40,000 BOE/D

DENVER — December 18, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that its Board of Directors has approved a $775 million 2013 capital expenditure (“CAPEX”) budget allocated to Williston Basin oil and gas activities.  Kodiak’s preliminary 2013 CAPEX budget is subject to, among other things, market conditions, oilfield services and equipment availability, commodity prices and drilling results.  The 2013 CAPEX budget compares to Kodiak’s final 2012 CAPEX budget, which was $750 million.  The Company also today provided its 2013 outlook for oil and gas sales volumes.

2013 CAPEX Budget

The Company has allocated $600 million of the 2013 CAPEX budget to the drilling and completing of 75 gross (61 net) operated wells; $140 million to non-operated drilling and completion activities for 14 net wells; and $35 million for other items including water disposal systems, well connections, and acreage acquisitions.  The 2013 drilling program is designed to provide flexibility in identifying suitable well locations and in the timing and size of capital investment.

As part of the 2013 CAPEX budget, Kodiak expects to operate six drilling rigs during the majority of 2013, subject to, among other things, economic conditions (including commodity prices).  Kodiak’s rig termination schedule allows for the Company to adjust CAPEX in reaction to economic conditions.  Kodiak expects to primarily utilize one dedicated full-time, 24-hour completion spread, while maintaining the option to add a second 24-hour crew on an as-needed basis.

No CAPEX has been allocated to the Green River Basin in Southwestern Wyoming where Kodiak has a non-operated working interest in 30,000 gross acres (7,000 net acres).  Kodiak’s participation in future wells in the Green River Basin is subject to prevailing Rocky Mountain liquids and natural gas prices at time of election.

Kodiak expects to fund the 2013 CAPEX budget from existing working capital, operating cash flow and availability under its existing revolving credit facility agreement.  As of December 18, 2012, the borrowing base and total commitment for the revolving credit facility is $450 million.

2013 Sales Volumes Outlook

At this time the Company has two gross (1.6 net) wells on flowback, four gross (3.0 net) wells being completed, and anticipates that completion activities will commence on four gross (3.0 net) additional wells by year-end.  Based on the Company’s anticipated 2012 exit rate, combined with activities contemplated under its 2013 CAPEX budget, Kodiak projects to average 29,000 to 31,000 BOE/d in sales volumes for the full-year 2013, which would exceed

80% year-over-year sales volumes growth.   The projected exit rate for 2013 sales volumes is expected to range from 38,000 to 40,000 BOE/d.

Management Comment

Commenting on the 2013 CAPEX, Lynn Peterson, Kodiak’s Chairman and CEO, said:  “The 2013 budget reflects our continued confidence in the development of our Williston Basin leasehold.  We are very fortunate to be investing capital in a world-class oil play where we are achieving excellent rates of return.  Importantly, we have seen a significant reduction in our well costs over the past year.  While we modeled nearly $10 million per-well for drilling and completions costs in our 2013 CAPEX, we expect to achieve lower well costs as we move through 2013.  Accordingly, the projected costs are difficult to quantify at this time, but our experience in the second half of 2012 certainly supports a lower-cost trend for 2013.  As we enter 2013, we have the majority of our acreage held by production, allowing us to focus on efficient multi-well pad development drilling where we can continue to drive down costs.  Of added advantage, much of our infrastructure is already in place which further improves operations.  While our 2012 growth in proven reserves, production and cash flow was significant, we planned our 2013 CAPEX program to again deliver meaningful growth for Kodiak and its shareholders.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance; the Company’s expectations regarding the amount and allocation of future capital expenditures and the sources and availability of capital resources; the Company’s expectations regarding the timing and success of its exploration and development plans; the Company’s expectations regarding drilling plans, utilization of drill rigs and completion crews, and the economics of its drilling activities the Company’s expectations regarding the amount and sufficiency of future cash flows; statements regarding the Company’s expectations as to Kodiak’s exploration, development, anticipated improvements in operational efficiencies and cost reductions, production estimates and forecasts, and expectations regarding our ability to execute our 2013 program. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11